Exhibit 5.1

Glen Y. Sato	VIA EDGAR
T: +1 650 843 5502
gsato@cooley.com

January 23, 2013

Anacor Pharmaceuticals, Inc.

1020 East Meadow Circle

Palo Alto, California 94303-4230

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Anacor Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of shares of its common stock, par value $0.001 per share, having an aggregate offering price of up to $25,000,000 (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-185486) (the “Registration Statement”) and the related prospectus dated December 21, 2012  (the “Base Prospectus” and prospectus supplement dated January 18, 2013 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended.  The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.”)  The Shares are to be sold by the Company in accordance with the Equity Distribution Agreement (the “Agreement”), dated January 18, 2013, between the Company and Wedbush Securities Inc., as described in the Prospectus.

In connection with this opinion, we have examined the Registration Statement, the Prospectus, the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, and the originals and copies certified to our satisfaction of such documents, records, certificates, memoranda and other instruments as in our judgment we deem necessary or appropriate to enable us to render the  opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Further, we have assumed (i) that no more than 4,780,114 Shares will be sold based on a sale price of $5.23 per share, representing the last reported sale price of the Company’s common stock on the NASDAQ Global Market on January 22, 2013 and (ii) that no Shares will be sold that would cause the Company to not satisfy the eligibility requirements for use of Form S-3 (including Instruction I.B.6. thereof).

With respect to securities of the Company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of common stock, future issuances of securities of the Company or antidilution adjustments to outstanding securities of the Company cause outstanding securities to be convertible for more shares of common stock than the number that remain authorized but unissued.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.  Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect of modify the opinion expressed herein.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment in accordance with the Agreement, Registration Statement and the Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on or about January 23, 2013.

Sincerely,

Cooley LLP

By:	/s/ Glen Y. Sato
Glen Y. Sato

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM